Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 12th day of February 2025, by and between Centurion Sponsor LP, Centurion Sponsor GP LLC and David Gomberg.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A ordinary shares, par value $0.0001 per share, of Centurion Acquisition Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CENTURION SPONSOR LP

By:	/s/ David Gomberg
Name:	David Gomberg
Title:	Manager

CENTURION SPONSOR GP LLC

/s/ David Gomberg
Name:	David Gomberg
Title:	Manager

DAVID GOMBERG

/s/ David Gomberg
Name:	David Gomberg